EXHIBIT 99.3.1

              0512

July 6, 2005

Hoyt R. Stastney
Muldoon Murphy & Aguggia LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497

Re:	Wauwatosa Holdings, Inc. Incoming letter dated June 9, 2005

     Dear Mr. Stastney:

     This letter is to inform you that your written request for a continuing hardship exemption, as provided in Rule 202 of Regulation S-T, has been

x	Granted	Denied

only for the statistical tables that exceed the 132 character EDGAR table limit of Exhibit 99.3, and the Exhibit to Exhibit 99.3 to Form S-1. All other portions of Exhibit 99.3 and the Exhibit to Exhibit 99.3 must be EDGARized. Please include the following notation at the top of your document, “In accordance with Rule 202 of Regulation S-T, this (specify document) is being filed in paper pursuant to a continuing hardship exemption” and also include a copy of this letter.

Sincerely,
Herbert D. Scholl EDGAR and Information Analysis Division of Corporation Finance